Exhibit 3.1

BY-LAWS OF

L3HARRIS TECHNOLOGIES, INC.

As Amended and Restated Effective December 8, 2022

BY-LAWS OF

L3HARRIS TECHNOLOGIES, INC.
Article I.
Offices.
The registered office of L3Harris Technologies, Inc. (the “Company”) shall be in the City of Wilmington, County of New Castle, State of Delaware.
The Company may also have offices at such other places as the Board of Directors from time to time may determine or the business of the Company may require.
Article II.
Meetings of Shareholders.
Section 1.Place of Meeting. All meetings of shareholders for the election of directors or for any other purposes whatsoever shall be held at such place, either within or without the State of Delaware, or, in the case of virtual-only meetings, at no physical place but instead solely by means of remote communication, in each case, as may be decided upon from time to time by the Board of Directors and indicated in the notice of the meeting.
Section 2.Annual Meeting. The annual meeting of the shareholders shall be held on such date as the Board of Directors may determine and at the time as shall be decided by the Board of Directors and indicated in the notice of the meeting. Directors shall be elected thereat and such other business transacted as may be specified in the notice of the meeting, or as may be properly brought before the meeting.
Section 3.Special Meetings.
(a)Special meetings of the shareholders may be called by, and only by, (i) the Board of Directors, or (ii) solely to the extent required by Section 3(b) hereof, the Secretary of the Company. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or, in the case of virtual-only meetings, at no physical place but instead solely by means of remote communication, in each case, as may be decided upon from time to time by the Board of Directors and indicated in the notice of the meeting.
(b)A special meeting of the shareholders shall be called by the Secretary upon the written request (each, a “Special Meeting Request,” and collectively, the “Special Meeting Requests”) of the holders owning of record continuously for a period of at least one year prior to the date set forth on the Special Meeting Request (as defined below) not less than twenty-five percent of the voting power of all outstanding shares of common stock of the Company (the “Requisite Percent”); provided that a special meeting of shareholders requested by shareholders (a “Shareholder Requested Special Meeting”) shall be called by the Secretary only if (i) the requesting shareholders and the Special Meeting Request comply with this Section 3(b) and applicable law and (ii) the requesting shareholders continue to own the Requisite Percent at all times between the date of the Special Meeting Request and the date of the applicable special meeting.
(i)In order for a Shareholder Requested Special Meeting to be called by the Secretary, a Special Meeting Request stating the purpose of the special meeting and the matters proposed to be acted upon thereat must be signed and dated by the Requisite Percent of record holders of common stock of the Company (or their duly authorized agents), must be received by the Secretary at the principal executive office of the Company and must set forth:
(1)the information required by Section 8(c) of this Article II; and
(2) an agreement by the requesting shareholder(s) to notify the Company immediately in the case of any disposition prior to the record date for the Shareholder Requested Special Meeting of shares of common stock of the Company owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percent has been reached.
For purposes of this Section 3 and references to Shareholder Requested Special Meetings in these By-Laws, a person shall be deemed to “own” only the outstanding shares of the capital stock of the Company described in Section 11(c)(iv) of this Article II (provided that ownership of loaned shares shall be deemed to continue during any period in which the person has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Special Meeting Request and holds such shares (and voting power) through the date of the Shareholder Requested Special Meeting).
The Company will provide the requesting shareholder(s) with notice of the record date for the determination of shareholders entitled to vote at the Shareholder Requested Special Meeting. Each requesting shareholder is required to update the notice delivered pursuant to this Section 3 so that the information provided or required to be provided in such notice shall continue to be true and correct (i) as of such record date and (ii) as of the date that is ten business days prior to the date of the Shareholder Requested Special Meeting (or any adjournment or postponement thereof), and such update must be received by the Secretary of the Company at the principal executive office of the Company no later than five business days after the record date (in the case of an update required to be made as of the record date) and no later than five business days prior to the date of the Shareholder Requested Special Meeting (in the case of an update required to be made as of ten business days prior to the Shareholder Requested Special Meeting or any adjournment or postponement thereof).
In determining whether a special meeting of shareholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests received by the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board of Directors), and (y) has been dated and received by the Secretary within sixty days of the earliest dated Special Meeting Request. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of receipt of such Special Meeting Request (or within ten business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. Any requesting shareholder may revoke his, her or its Special Meeting Request at any time by written revocation received by the Secretary at the principal executive office of the Company; provided, however, that if following such revocation (or any deemed revocation pursuant to clause (b)(i)(2) above), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting and the Board of Directors, in its discretion, may cancel the Shareholder Requested Special Meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percent shall have been received by the Company is referred to herein as the “Request Receipt Date”.
(ii) A Special Meeting Request shall not be valid if:
(1) the Special Meeting Request does not comply with this Section 3(b) or Section 8(d) of this Article II;
(2) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law, rule or regulation;
(3) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law;

(4) the Request Receipt Date is during the period commencing ninety days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;
(5) the purpose specified in the Special Meeting Request is not the nomination, election or removal of directors and an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at any meeting of shareholders held within the twelve months prior to the Request Receipt Date;
(6) the purpose specified in the Special Meeting Request is the election or removal of directors and a Similar Item was presented at any meeting of shareholders held within one hundred and twenty days prior to the Request Receipt Date (and, for purposes of this clause (6), the election or removal of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); or
(7) a Similar Item is included in the Company’s notice as an item of business to be brought before a shareholder meeting that has been called but not yet held or that is called for a date within ninety days of the Request Receipt Date.
(iii) A Shareholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the Shareholder Requested Special Meeting shall be called for a date not more than ninety days after the Request Receipt Date (or, in the case of any litigation related to the validity of the Special Meeting Request, ninety days after the final, non-appealable resolution of such litigation).
(iv) Business transacted at any Shareholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percent of record holders and (ii) any additional matters that the Board of Directors determines to include in the Company’s notice of the meeting. If none of the shareholders who submitted the Special Meeting Request nor any qualified representative of such shareholders appears in person or, in the case of a virtual-only meeting solely by means of remote communication, by means of remote communication, to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Company need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.
(v) For the avoidance of doubt, nothing herein shall be deemed to entitle any shareholder to the reimbursement of expenses for soliciting proxies or any other expenses incurred by such shareholder in connection with any shareholder meeting, which expenses shall be borne by such shareholder and not by the Company.
(vi) Compliance by a requesting shareholder with the requirements of this Section 3(b) shall be determined in good faith by the Board of Directors.
Section 4.Notice of Meetings. A written or printed notice of every annual or special meeting of the shareholders stating the place, if any, date, time and the purposes of such meeting; the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting; and if such meeting is to be held solely by means of remote communication, the information required for shareholders to gain access to the shareholder list contemplated by Section 5 of this Article II, shall be given to each shareholder entitled to vote thereat and to each shareholder entitled to notice as provided by law, which notice shall be given not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be deemed given: (i) if mailed, when deposited in the United States mail, postage prepaid, directed to each shareholder at such shareholder’s address as it appears on the records of the Company; (ii) if sent by electronic mail, when delivered to an electronic mail address at which the shareholder has consented to receive such notice; and (iii) if posted on an electronic network together with a separate notice to the shareholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting. It shall be the duty of the Secretary to give written notice of the annual meeting, and of each special meeting when requested so to do by the Board of Directors or as provided in Section 3(b) of this Article II. Any shareholder may waive in writing any notice required to be given by law or under these By-Laws and by attendance or voting at any meeting without protesting the lack of proper notice shall be deemed to have waived notice thereof. Notice shall be deemed to have been given to all shareholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the Delaware General Corporation Law (the “DGCL”).
Section 5.Shareholder List. A complete list of the shareholders entitled to vote at each meeting of shareholders, arranged in alphabetical order, with the address of each and the number of voting shares held by each, shall be prepared by or at the instance of the Secretary no later than the tenth day before each meeting. Such list shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting contemplated by Section 4 of this Article II; or (b) during ordinary business hours, at the principal place of business of the Company.
Section 6.Voting and Proxies.
(a)At all meetings of shareholders, only such shareholders shall be entitled to vote, in person or by proxy, who appear upon the records of the Company as the holders of shares at the time possessing voting power, or if a record date be fixed as hereinafter provided, those appearing as such on such record date.
(b)Unless otherwise provided in the Restated Certificate of Incorporation, each shareholder entitled to vote at any meeting of shareholders shall be entitled to one vote for each share of capital stock of the Company held by such shareholder that has voting power upon the matter in question. In all matters other than the election of directors under Section 2 of Article III of these By-Laws, unless a different or minimum vote is required by the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of the stock exchange applicable to the Company or any law or regulation applicable to the Company or its capital stock, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority of the shares entitled to vote on the subject matter present in person or represented by proxy at any meeting at which a quorum is present shall be the act of the shareholders.
(c)Each shareholder entitled to vote at a meeting of shareholders may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A shareholder may authorize another person or persons to act for such shareholder as proxy by executing a writing authorizing such person or persons to act for such shareholder as proxy or by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the shareholder.
Section 7.Quorum, Adjournments and Postponements. Except as may otherwise be required by law or by the Restated Certificate of Incorporation or by these By-Laws, the holders of a majority of the shares entitled to vote at a shareholders’ meeting, present in person or represented by proxy, shall constitute a quorum to hold such meeting; provided, however, that any meeting, whether or not a quorum is present or otherwise, may, by the Board of Directors, the Chair, the presiding person of such meeting or the vote of the holders of a majority of the shares entitled to vote represented thereat, adjourn from time to time and from place to place or to no physical place without notice if the place, if any, date and time of such adjourned meeting and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. If the adjournment is for more than 30 days, or if after the adjournment the Board of Directors fixes a new record date for determining the shareholders entitled to vote at the adjourned meeting of shareholders, a notice of the adjourned shall be given to each shareholder of record as of the new record date for determining the shareholders entitled to notice of the adjourned meeting under Section 4 of this Article II. In addition, subject to applicable law, any meeting of shareholders may be postponed by the Board of Directors at any time before such meeting has been convened. Notice of the postponed meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting.
Section 8.Advance Notice of Shareholder Nominees for Director and Other Shareholder Proposals.
(a)The matters to be considered and brought before any annual or special meeting of shareholders of the Company shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 8 or in Section 3(b) of this Article II or Section 11 of this Article II. This Section 8 sets forth the exclusive means for a shareholder to nominate persons for election to the Board of Directors at an annual or special meeting of shareholders (other than nominations properly brought pursuant to Section 11 of this Article II) or to propose business to be considered at a meeting of shareholders (other than matters properly brought under Rule 14a-8 of the Exchange Act). Nominations of persons for election to the Board of Directors may only be made at an annual meeting of shareholders or a special meeting of shareholders called for the purpose of electing directors.
(b)For any matter to be brought properly before any annual meeting of shareholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, (iii) brought before the annual meeting by a shareholder who (1) is a shareholder of record of the Company on the date the notice provided for in this Section 8 is received by the Secretary of the Company; (2) is entitled to vote at the annual meeting of shareholders on such matter; (3) complies with the procedures set forth in this Section 8; and (4) timely delivers notice thereof (the “Shareholder Notice”) in proper written form to the Secretary of the Company pursuant to this Section 8 or (iv) brought pursuant to Section 11 of this Article II. In addition to any other requirements under applicable law and the Restated Certificate of Incorporation and these By-Laws, any proposal by a shareholder, other than a nomination, must constitute a proper matter for shareholder action. To be timely, the Shareholder Notice must be received by the Secretary of the Company at the principal executive office of the Company not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Shareholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.
(c)To be in proper written form, the Shareholder Notice must contain all of the following information (as applicable):
(i)whether the shareholder is providing the notice at the request of a beneficial holder of shares;
(ii)whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from any other person with respect to the investment by the shareholder or such beneficial holder in the Company or the matter the Shareholder Notice relates to (including, without limitation, any agreements, arrangements or understandings with respect to compensation, indemnification or the voting of any securities of the Company), and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice, any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained, any affiliates or associates of the foregoing, and any others acting in concert with any of the foregoing are hereinafter collectively referred to as “Interested Persons”);
(iii)the name and address of all Interested Persons;
(iv)a complete and accurate description of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Company or any of its subsidiaries owned beneficially or of record by all Interested Persons, including the dates such securities or instruments were acquired and the investment intent of such acquisition;
(v) a complete and accurate description of any hedging, derivative or other transaction (a “Derivative Transaction”) that are in place or that have been entered into within the six months preceding the date of receipt of the Shareholder Notice by or for the benefit of any Interested Person with respect to the Company or its subsidiaries, or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof;
(vi)any rights to dividends on any securities of the Company owned beneficially or of record by such Interested Persons;
(vii)a complete and accurate description of any performance-related fees (other than an asset-based fee) to which any Interested Person may be entitled as a result of any increase or decrease in the value of any securities of the Company or any Derivative Transaction;
(viii)any interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Company), by security holdings or otherwise, of such Interested Persons, in the Company or any affiliate thereof, other than an interest arising from the ownership of the securities of the Company where such Interested Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;
(ix)the investment strategy or objective, if any, of any Interested Person who is not an individual;
(x)to the extent known by the shareholder giving the Shareholder Notice, (A) the names and addresses of any other shareholders or beneficial owners known to be supporting such nomination or proposal and (B) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such other shareholders or beneficial owners;

(xi)such other information regarding each matter of business to be proposed, each proposed nominee and each Interested Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or nomination, or that is otherwise required pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder;
(xii)a representation from the shareholder giving the Shareholder Notice as to whether the shareholder or any other Interested Person intends or is part of a group which intends (A) to deliver a proxy statement to and/or form of proxy with holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or nominate or elect a director, (B) otherwise to solicit proxies in support of such proposal or nomination or election of a director, and/or (C) to solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act; and
(xiii)a representation that the shareholder giving the Shareholder Notice is a holder of record of stock of the Company that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Shareholder Notice and an acknowledgment that if the shareholder, or a qualified representative thereof, does not appear to present such proposal or nominate such person at such meeting, the Company need not present such proposal or such person for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Company.
(xiv)in addition to the foregoing requirements, if the Shareholder Notice relates to the nomination of directors:
(1)the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K under the Exchange Act (or the corresponding provisions of any successor regulation);
(2)each nominee’s signed consent to serve as a director of the Company if elected;
(3)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder or any other Interested Person, on the one hand, and each nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K (or any successor rule or regulation) if the shareholder or Interested Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”;
(4) such information as may be necessary to enable the Board of Directors to make an informed determination as to whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation), the rules and regulations of the primary stock exchange upon which the Company’s securities are traded and the Company’s Director Independence Standards as most recently published on its website, including those applicable to a director’s service on the audit committee, compensation committee and any other committees of the Board of Directors (the “Independence Standards”), or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee;
(5)a representation and warranty that the candidacy or, if elected, Board membership of each nominee would not violate applicable state or federal law or the rules of the primary stock exchange on which the Company’s securities are traded;
(6)a representation and warranty in a form reasonably satisfactory to the Board of Directors that each nominee:
(i) is not and will not become a party to (1) any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to the Company, (2) any agreement, arrangement or understanding with any person or entity as to how such nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Company or (3) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law;
(ii) intends to serve a full term if elected as a director of the Company; and
(iii) (1) will, if elected as a director of the Company, comply with applicable state and federal law, the rules of the primary stock exchange upon which the Company’s securities are traded, the Restated Certificate of Incorporation, these By-Laws, all corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Company generally applicable to directors and all applicable fiduciary duties under state law; and (2) would, if elected as a director of the Company, be in compliance with any such laws, rules, and any policies and guidelines that have been publicly disclosed; and
(7)details of any position where each nominee has served as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the principal products produced, services provided or business activities engaged in by the Company or its affiliates) of the Company, within the three years preceding the submission of the Shareholder Notice.

(xv)in addition to the foregoing requirements, if the Shareholder Notice relates to a matter other than the nomination of directors:
(1)the text of the proposal to be presented (including the text of any resolutions to be proposed for consideration by shareholders and, in the event that such business includes a proposal to amend any incorporation document of the Company, including, but not limited to, the Restated Certificate of Incorporation or these By-Laws, the language of the proposed amendment; and
(2)a brief written statement of the reasons such shareholder favors the proposal (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the Securities and Exchange Commission (the “SEC”)).
The Company may also require any proposed nominee to furnish such other information, including completion of the Company’s directors questionnaire, as it may reasonably request. . If requested by the Company, any supplemental information required under this Section 8(c) must be provided by the shareholder providing the notice within ten business days after it has been requested by the Company. The Shareholder Notice must be updated, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten business days prior to the meeting (or any adjournment or postponement thereof), and such update must be received by the Secretary of the Company at the principal executive office of the Company no later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and no later than five business days prior to the date that is ten business days prior to the date for such meeting (in the case of an update required to be made as of the date that is ten business days prior to such meeting or any adjournment or postponement thereof). The obligation of the shareholder to provide notice or an update pursuant to this Section 8 shall not limit the Company’s rights with respect to any deficiencies in any notice provided by the shareholder, extend any applicable deadlines under this Section 8 or enable or be deemed to permit a shareholder who has previously submitted notice under this Section 8 to amend or update any nomination or proposal (other than solely to cure such deficiency), as applicable, or to submit any new nomination or proposal, including by changing or adding nominees or proposals, as applicable.
(d)Notwithstanding anything to the contrary in these By-Laws, unless otherwise required by law, if any shareholder or other Interested Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such shareholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Company (which proxies and votes shall be disregarded). Upon request by the Company, if any shareholder or other Interested Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder or Interested Person shall deliver to the Company, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(e)Notwithstanding anything in this Section 8 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company at the next annual meeting is increased and either all of the nominees for director at the next annual meeting or the size of the increased Board of Directors is not publicly announced or disclosed by the Company at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Shareholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.
(f)For any matter to be brought properly before any special meeting of shareholders, the matter must be set forth in the Company’s notice of the meeting. Business transacted at a Shareholder Requested Special Meeting pursuant to Section 3 of this Article II shall be limited to (A) the matters specified in the valid Special Meeting Request applicable to such Shareholder Requested Special Meeting and (B) any additional business that the Board of Directors determines to include in the Company’s notice of such Shareholder Requested Special Meeting. In the event that the Company calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Directors, any shareholder who (i) is a shareholder of record at the time the Shareholder Notice required by this Section 8 is received by the Company, (ii) is entitled to vote in such election of directors and (iii) complies with the procedures set forth in this Section 8 may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of the meeting, if the Shareholder Notice required by subsections (b)–(c) of this Section 8 shall be received by the Secretary of the Company at the principal executive office of the Company not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected is publicly announced or disclosed.
(g)Any shareholder directly or indirectly soliciting proxies from other shareholders in respect of any nomination or other proposal must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
(h)For purposes of these By-Laws, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news or wire service or in a document publicly filed by the Company with the SEC.
(i)In no event shall the adjournment of an annual meeting or special meeting or the postponement of any meeting that does not require a change in the record date for such meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 8. This Section 8 shall not (i) affect the rights of shareholders to request inclusion of proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) apply to the election of directors selected by or pursuant to the provisions of Article FOURTH, Section 3 of the Restated Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Company having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances.

(j)The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 8 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are out of order and shall not be considered. Notwithstanding the foregoing provisions of this Section 8, if the shareholder or a qualified representative of the shareholder does not appear in person or, in the case of a virtual-only meeting solely by means of remote communication, by means of remote communication, at the annual or special meeting of shareholders of the Company to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.
Section 9.Conduct of Meetings. The Board of Directors of the Company may adopt by resolution such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with applicable law and such rules and regulations adopted by the Board of Directors, the presiding person of each meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts, including causing an adjournment of such meeting, as, in the judgment of such presiding person, are appropriate. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting, including fixing the time for opening and closing the polls for voting on each matter; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies or such other persons as the presiding person shall permit; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) the removal of any shareholder or any other individual who refuses to comply with the meeting rules, regulations or procedures as set forth by the Board of Directors or the presiding person; and (g) the determination and declaration that a matter, business or nomination was not properly brought before the meeting. Unless, and to the extent determined by the Board of Directors or the presiding person of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 10.Organization of Meetings. Meetings of shareholders shall be presided over by the Chair of the Board of Directors, or in his or her absence by the Chief Executive Officer, or in the absence of the foregoing persons by an officer or director designated by the Board of Directors, or, in the absence of any such designation, by an officer or director chosen at the meeting. The Secretary, or in the absence of the Secretary, an Assistant Secretary, shall act as the secretary of the meeting, but in the absence of the Secretary or Assistant Secretary, the presiding person of the meeting may appoint any person to act as secretary of the meeting.
Section 11. Shareholder Nominations Included in the Company’s Proxy Materials.
(a)Subject to the provisions of this Section 11, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of shareholders:
(i)the names of any person or persons nominated for election to the Board of Directors (each, a “Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 11 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”);
(ii)disclosure about each Nominee and the Nominating Shareholder required under Section 14 of the Exchange Act and the rules and regulations thereunder (the “Proxy Rules”) or other applicable law to be included in the proxy statement;
(iii)any statement included by the Nominating Shareholder in the Nomination Notice and expressly designated therein for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 11(e)(ii) hereof), if such statement does not exceed 500 words and fully complies with the Proxy Rules, including Rule 14a-9 (the “Supporting Statement”); and
(iv)any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 11 and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 11, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Company designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Company, any Eligible Holder, any Nominating Shareholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chair of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 11 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)Maximum Number of Nominees.
(i)The Company shall not be required to include in its proxy statement for an annual meeting of shareholders more Nominees than that number of individuals as is equal to the greater of (i) two or (ii) 20% of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Section 11 (rounded down to the nearest whole number) (such greater number, the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by the number of: (1) Nominees whom the Board of Directors itself nominates for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 11, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Directors; (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors; (5) the number of director candidates for which the Company shall have received one or more notices that a shareholder intends to nominate director candidates at the annual meeting of shareholders pursuant to Section 8 of this Article II; and (6) the number of director candidates who will be included in the Company’s proxy materials with respect to the annual meeting as an unopposed (by the Company) nominee pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares of capital stock of the Company, by such shareholder or group of shareholders, from the Company). If one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)If the number of Nominees pursuant to this Section 11 for any annual meeting of shareholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Shareholder in turn will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 11(d) hereof, a Nominee or Nominating Shareholder ceases to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, a Nominating Shareholder withdraws its nomination of a Nominee or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination of the applicable Nominee(s) shall be disregarded, and the Company: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee(s) or any successor or replacement nominee(s) proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the disregarded Nominee(s) will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)Eligibility of Nominating Shareholder.
(i)An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 11(c) continuously for the three-year period specified in Section 11(c)(ii) hereof or (2) provides to the Secretary of the Company, within the time period referred to in Section 11(d) hereof, evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 11 only if the person or group (in the aggregate) has owned at least the Minimum Number (as defined below) of shares of the Company’s common stock continuously throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 11, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 11, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall be deemed only to own the shares held by the remaining members of the group.
(iii)The “Minimum Number” of shares of the Company’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Company with the SEC prior to the submission of the Nomination Notice.
(iv)For purposes of these By-Laws, a person “owns” only those outstanding shares of the Company as to which such person possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) of this Section 11(c)(iv) shall not include any shares: (1) purchased or sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such person, (3) borrowed by such person or any of its affiliates for any purpose or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such person’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic interest of such shares by such person or any of its affiliates. A person “owns” shares held in the name of a nominee or other intermediary so long as such person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which such person has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by such person. A person’s ownership of shares shall be deemed to continue during any period in which such person has loaned such shares provided that such person has the power to recall such loaned shares on five business days’ notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Company are “owned” for purposes of these By-Laws shall be determined by the Board of Directors.
(v)No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of shareholders, submit to the Secretary of the Company at the principal executive office of the Company all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(i)A copy of the Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with rules promulgated under the Exchange Act;
(ii)the written consent of each Nominee to being named in the Company’s proxy statement, form of proxy and ballot as a nominee and to serving as a director, if elected;
(iii)A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, by each Eligible Holder in such group):
(1) the information required with respect to the nomination of directors pursuant to Section 8(c)(i)–(xiv) of this Article II;
(2) a representation and warranty that the Nominating Shareholder acquired the securities of the Company in the ordinary course of business and did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company;
(3) a representation and warranty that each Nominee
(A) does not have any direct or indirect relationship with the Company that would cause the Nominee to be considered not independent under the Independence Standards; and

(B) meets the audit committee and compensation committee independence requirements under the Independence Standards;
(C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and
(D) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee;
(4) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 11(c) hereof and has provided evidence of ownership to the extent required by Section 11(c)(i) hereof;
(5) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 11(c) hereof through the date of the annual meeting;
(6) a representation and warranty that the Nominating Shareholder has not and will not engage in a “solicitation” or be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board of Directors;
(7) a representation and warranty that the Nominating Shareholder has not and will not use any proxy card other than the Company’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting;
(8) if desired, a Supporting Statement;
(9) in the case of a Nominating Shareholder comprised of a group of Eligible Holders, the designation by all Eligible Holders in such group of one Eligible Holder in such group that is authorized to receive communications, notices and inquiries from the Company and to act on behalf of all Eligible Holders in such group with respect to matters relating to such Nominating Shareholders’ nomination, including withdrawal of the nomination; and
(10) a representation and warranty that the Nominating Shareholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Nominee(s) being nominated pursuant to this Section 11;
(iv)An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Shareholder (and, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, each Eligible Holder in such group) agrees:
(1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(2) to file any written solicitation with the Company’s shareholders relating to one or more of the Company’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Nominees with the Company, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(4) to indemnify and hold harmless (jointly with all other Eligible Holders in a group, in the case of an Eligible Holder in such group) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or in connection with (1) the Nominating Shareholder’s nomination and/or efforts to elect its Nominee(s) pursuant to this Section 11 or (2) a failure or alleged failure of the Nominating Shareholder or any of its Nominee(s) to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 11;
(5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, with respect to any Eligible Holder in such group), with the Company, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including, in the case of a Nominating Shareholder comprised of a group of Eligible Holders, any Eligible Holder in such group) has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Company and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) such failure; and
(v)An executed agreement, in a form deemed satisfactory by the Board of Directors, from each Nominee pursuant to which such Nominee agrees:

(1) to provide to the Company such other information and certifications, including completion of the Company’s directors questionnaire, as it may reasonably request;
(2) at the reasonable request of the Nominating and Governance Committee (or any applicable successor committee), to meet with such committee to discuss matters relating to the nomination of such Nominee to the Board of Directors, including the information provided by such Nominee to the Company in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board of Directors;
(3) that such Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Company’s Corporate Governance Guidelines, Code of Conduct, Policies and Procedures with Respect to Related Person Transactions and any other Company policies and guidelines applicable to directors (including, without limitation, conflict of interest, confidentiality and stock ownership and trading policies); and
(4) that such Nominee is not and will not become a party to (i) any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Company that has not been disclosed to the Company, (ii) any Voting Commitment that has not been disclosed to the Company or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected to serve as a member of the Board of Directors, with such person’s fiduciary duties under applicable law..
The information and documents required by this Section 11(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 11(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been received by the Secretary of the Company. If requested by the Company, any supplemental information required under this Section 11(d) must be provided by the Nominating Shareholder within ten business days after it has been requested by the Company.
A Nominating Shareholder providing a Nomination Notice under this Section 11 must update such notice, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten business days prior to the meeting (or any adjournment or postponement thereof), and such update must be received by the Secretary of the Company at the principal executive office of the Company no later than five business days after the record date for such meeting (in the case of an update required to be made as of the record date) and no later than five business days prior to for such meeting (in the case of an update required to be made as of the date that is ten business days prior to such meeting or any adjournment or postponement thereof). The obligation of a Nominating Shareholder to provide notice or an update pursuant to this Section 11 shall not limit the Company’s rights with respect to any deficiencies in any notice provided by Nominating Shareholder, extend any applicable deadlines under this Section 11 or enable or be deemed to permit a Nominating Shareholder who has previously submitted notice under this Section 11 to amend or update any nomination (other than solely to cure such deficiency) or to submit any new nomination, including by changing or adding nominees.
(e)Exceptions.
(i)Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(1) such Nominee would not be independent under the Independence Standards;
(2) the Company receives a notice pursuant to Section 8 of this Article II that a shareholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Company;
(3) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear in person or, in the case of a virtual-only meeting solely by means of remote communication, by means of remote communication, at the meeting of shareholders to present the nomination submitted pursuant to this Section 11, the Nominating Shareholder withdraws its nomination or the presiding person of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 11 and shall therefore be disregarded;
(4) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with the Company’s By-Laws or Restated Certificate of Incorporation or any applicable law, rule or regulation to which the Company is subject, including any rules or regulations of the primary stock exchange on which the Company’s shares of common stock are traded;
(5) such Nominee was nominated for election to the Board of Directors pursuant to this Section 11 at one of the Company’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(6) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(7) such Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act;
(8) such Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or
(9) the Company is notified, or the Board of Directors determines, that the Nominating Shareholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 11(c) hereof, any of the information provided or the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Nominee under this Section 11.
(ii)Notwithstanding anything to the contrary contained in this Section 11, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(3) the inclusion of such information in the proxy statement would otherwise violate the Proxy Rules or any other applicable law, rule or regulation.
(f)The Company may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
Article III.
Board of Directors.
Section 1.Number. Subject to the Restated Certificate of Incorporation, the Board of Directors shall consist of not less than eight nor more than fifteen members as may be determined by the Board of Directors. After any such determination, the number so determined shall continue as the authorized number of members of the Board of Directors until the same shall be changed as aforesaid. Directors need not be shareholders.
Section 2.Manner of Election. Except as may be otherwise required by the Restated Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which (i) the

Secretary of the Company receives a notice in compliance with the applicable requirements for shareholder nominations for director set forth in these By-Laws and (ii) such proposed nomination has not been withdrawn by such shareholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.
Section 3.Tenure; Vacancies. Subject to the Restated Certificate of Incorporation, each director shall hold office for the term set forth in Article ELEVENTH of the Restated Certificate of Incorporation and until his or her successor shall be elected and qualified; subject, however, to prior resignation, death or removal as provided by law. Any director may resign at any time by delivering a writing to that effect to the Secretary, with such resignation to be effective upon its delivery or at the time specified in such writing. Subject to the Restated Certificate of Incorporation, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
Section 4.Organization Meeting. Immediately after each annual meeting of the shareholders or special meeting held in lieu thereof, the newly elected Board of Directors, if a quorum is present, shall hold an organization meeting for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given. If, for any reason, said organization meeting is not held at such time, a special meeting for such purpose shall be held as soon thereafter as practicable.
Section 5.Regular Meetings. Regular meetings of the Board of Directors for the transaction of any business may be held without notice at such times and places either within or without the State of Delaware, or, in the case of virtual-only meetings, at no physical place but instead solely by means of remote communication, as may be determined by the Board of Directors.
Section 6.Special Meetings. Special meetings of the Board of Directors may be held at any time and place or solely by means of remote communication upon call by the Chair of the Board of Directors, the Chief Executive Officer, or a majority of the directors. Notice of each such meeting shall be given to each director by letter, e-mail, other electronic message, telephone or in person not less than two (2) days prior to such meeting; provided, however, that such notice shall be deemed to have been waived by the directors attending or voting at any such meeting, without protesting the lack of proper notice, and may be waived in writing by any director either before or after such meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at such meeting.
Section 7.Quorum. At all meetings of the Board of Directors a majority of the directors in office at the time shall constitute a quorum for the transaction of business, but in no case shall such quorum be less than one-third of the total authorized number of directors. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Restated Certificate of Incorporation or these By-Laws shall require a vote of a greater number. In case at any meeting of the Board of Directors a quorum shall not be present, the members of the Board of Directors present may adjourn the meeting from time to time until a quorum shall be present.
Section 8.Participation in Meetings by Electronic Means. Unless otherwise restricted by the Restated Certificate of Incorporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or of such committee, as the case may be, by means of conference telephone, electronic or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.
Section 9.Action by Directors Without a Meeting. Unless otherwise restricted by the Restated Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the consent or consents are filed with the minutes of proceedings of the Board of Directors or such committee in the same paper or electronic form as the minutes are maintained.
Section 10.Compensation. If so determined by the Board of Directors, all or any members of the Board of Directors or of any committee of the Board of Directors who are not Company employees shall be compensated for their services in such capacities either a fixed sum for attendance at each meeting of the Board of Directors or of such committee or such other amount as may be determined from time to time by the Board of Directors. Compensation may be paid in cash and in the Company’s stock and stock equivalents. Directors may be reimbursed for expenses reasonably incurred by them in attending such meetings.
Article IV.
Committees.
Subject to the Restated Certificate of Incorporation, the Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate or eliminate one or more committees, each committee to consist of one or more of the directors of the Company. Subject to the Restated Certificate of Incorporation, the Board of Directors may designate one or more members as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the Restated Certificate of Incorporation, any such committee, to the extent provided in said resolution or resolutions of the Board of Directors and to the extent permitted by Delaware law shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Company, and may have power to authorize the seal of the Company to be affixed to all papers which may require it. Subject to the Restated Certificate of Incorporation, such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless otherwise provided in the resolution of the Board of Directors designating the committees, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Subject to the Restated Certificate of Incorporation, unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board of Directors or a provision in the rules of such committee to the contrary, a majority of the directors then serving on such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present or the unanimous written consent of all members thereof shall be the act of such committee, any one or more members of such committee may participate in a meeting of such committee by means of a conference telephone or other communications equipment allowing all persons participating in the meeting to hear each other at the same time and participation by such means shall constitute presence in person at such meeting, and in other respects each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

Article V.
Officers.
Section 1.Officers Designated. Subject to the Restated Certificate of Incorporation, the officers of the Company shall be elected by the Board of Directors at their organization meeting or any other meeting. Subject to the Restated Certificate of Incorporation, the Board of Directors shall elect the officers of the Company and the Board of Directors which may include a Chair of the Board of Directors, Lead Independent Director, President, and one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents, or as Senior Vice Presidents or by any other designations). In addition thereto, the officers shall include a Controller or Principal Accounting Officer, a General Counsel, a Secretary and a Treasurer. In its discretion, the Board of Directors may elect one or more Assistant Secretaries and Assistant Treasurers and any other additional officers. Subject to the Restated Certificate of Incorporation, the Chair of the Board of Directors shall be elected from among the directors. The other officers may but need not be elected from among the directors. Any two offices may be held by the same person, but in any case where the action of more than one officer is required no one person shall act in more than one capacity.
Section 2.Tenure of Office. Subject to the Restated Certificate of Incorporation, unless otherwise provided in the resolution of the Board of Directors electing any officer, the officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their respective successors are chosen and qualified, except in case of resignation, death or removal. Any officer may resign at any time upon written notice to the Board of Directors or the Secretary of the Company. Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events, in which case it shall be effective at such later date or upon the happening of such event or events, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Subject to the Restated Certificate of Incorporation, the Board of Directors may remove any officer at any time with or without cause by the vote of the majority of the directors in office at the time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, and the election of an officer shall not of itself create contractual rights. Subject to the Restated Certificate of Incorporation, a vacancy in any office may be filled by election by the Board of Directors.
Section 3.Powers and Duties of Officers in General. Subject to the Restated Certificate of Incorporation, the powers and duties of the officers shall be exercised in all cases subject to such directions as the Board of Directors may see fit to give. Subject to the Restated Certificate of Incorporation, the respective powers and duties hereinafter set forth are subject to alteration by the Board of Directors. Subject to the Restated Certificate of Incorporation, the Board of Directors is also authorized to delegate the duties of any officer to any other officer, employee or committee and to require the performance of duties in addition to those provided for herein. Subject to the Restated Certificate of Incorporation and such directions, if any, as the Board of Directors may give from time to time, the executive officers of the Company are authorized to establish and to modify from time to time an organization plan defining the respective duties and functions of the officers of the Company.
Section 4.Chair of the Board; Vice Chair of the Board. The Chair of the Board of Directors or, in his or her absence, the Vice Chair of the Board of Directors shall preside at meetings of the shareholders and of the Board of Directors.
Section 5.Chief Executive Officer. Subject to the Restated Certificate of Incorporation, the Chief Executive Officer shall be as the Board of Directors so designates, and he or she shall have general responsibility for the major functions of the business of the Company and shall initiate and develop broad Company policies.
Section 6.President; Vice Presidents. In the absence or disability of the Chief Executive Officer, the President shall perform the Chief Executive Officer’s duties. In the absence or disability of the Chief Executive Officer and the President, the Vice Presidents, in the order designated by the Board of Directors, shall perform the Chief Executive Officer’s duties. If so determined by the Board of Directors, one Vice President may be designated as manager of specific sectors, divisions, districts or such other unit or as being in charge of specific functions, and other Vice Presidents as managers of specified divisions or as being in charge of specified functions.
Section 7.Lead Independent Director. A majority of the independent directors of the Board of Directors may elect from among the independent directors a Lead Independent Director. The Lead Independent Director may be removed as a Lead Independent Director by vote of a majority of the independent directors of the Board of Directors. For purposes of this Section 7, an “independent director” is a director that is independent under the Independence Standards.
Section 8.Controller or Principal Accounting Officer, General Counsel, Secretary, and Treasurer. The Controller or Principal Accounting Officer, General Counsel, the Secretary, and the Treasurer shall perform such duties as are indicated by their respective titles, subject to the provisions of Section 3 of this Article V. The Secretary shall have the custody of the corporate seal.
Section 9.Secretary. The Secretary of the Company shall have the duty to record the proceedings of the meetings of the shareholders, the Board of Directors and any committees in a book to be kept for that purpose, shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law, shall be custodian of the records of the Company, may affix the corporate seal to any document the execution of which, on behalf of the Company, is duly authorized, and when so affixed may attest the same, and, in general, shall perform all duties incident to the office of secretary of a company and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President or as may be provided by law.
Section 10.Other Officers. Subject to the Restated Certificate of Incorporation, all other officers shall have such powers and duties as may be prescribed by the Board of Directors, or, in the absence of their action, by the executive officers of the Company or by the respective officers having supervision over them.
Section 11.Compensation. Subject to the Restated Certificate of Incorporation, the Board of Directors is authorized to determine, or to provide the method of determining, or to empower a committee of its members to determine, the compensation of all officers.
Section 12.Bond. If so requested and authorized by the Board of Directors, the Company shall furnish a fidelity bond in such sum and with such security as the Board of Directors may require.
Section 13.Signing Checks and Other Instruments. The Board of Directors is authorized to determine or provide the method of determining the manner in which deeds, contracts and other obligations and instruments of the Company shall be signed. However, persons doing business with the Company shall be entitled to rely upon the action of the Chair of the Board of Directors, the President, any Vice President, the Secretary, the Treasurer, the Controller or Principal Accounting Officer or General Counsel in executing contracts and other obligations and instruments, of the Company as having been duly authorized. The Board of Directors of the Company is authorized to designate or provide the method of designating depositaries of the funds of the Company and to determine or provide the method of determining the manner in which checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.
Article VI.
Indemnification of Directors and Officers.
(a)The Company shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Company, is or was a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of a Subsidiary of the Company, or serves or served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise (each, an “Indemnitee”) against all expenses, judgments, fines, penalties, amounts paid in settlement, liabilities and other losses, in each case, actually and reasonably incurred by such Indemnitee in connection therewith. Expenses, including attorneys’ fees, reasonably incurred by an Indemnitee in defending any such Proceeding shall be paid or reimbursed by the Company promptly upon a written demand by such Indemnitee and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Company of an undertaking of such Indemnitee to repay such expenses if it shall ultimately be determined that such he or she is not entitled to be indemnified by the Company or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Indemnitee is entitled.
(b)The rights provided to any Indemnitee by this Article VI shall be enforceable against the Company by such Indemnitee, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any Indemnitee by this Article VI shall survive the termination of such Indemnitee as any such director, officer, trustee, member, shareholder, partner, incorporator or liquidator and, insofar as such Indemnitee served at the request of the Company as a director, officer, trustee, member, shareholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. All rights conferred to an Indemnitee in this Article VI, as to indemnification, advancement of expenses and otherwise, shall not be exclusive of any other rights to which such Indemnitee seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, By-Laws, agreement, vote of shareholders or the Board of Directors or otherwise. No amendment of the Restated Certificate of Incorporation or this Article VI shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.
(c)Notwithstanding anything contained in this Article VI, except for proceedings to enforce rights provided in this Article VI, the Company shall not be obligated under this Article VI to provide any indemnification or any payment or reimbursement of expenses to any Indemnitee in connection with a Proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such Proceeding (or part thereof) in a resolution adopted by the Board of Directors.

(d)For purposes of this Article VI, (i) the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Company owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; (ii) the term “officer,” when used with respect to the Company, shall refer to any officer elected by or appointed pursuant to authority granted by the Board of Directors of the Company pursuant to Article V of these By-Laws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the by-laws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the by-laws of such Subsidiary or other enterprise or determined by the Board of Directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; and (iii) service “at the request of the Company” shall include service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, its participants or beneficiaries shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.
(e)In the event of any payment under this Article VI, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable the Company to effectively bring suit to enforce such rights.
(f)To the extent authorized from time to time by the Board of Directors, the Company may provide to (i) any one or more employees and other agents of the Company, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article VI on directors and officers of the Company or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article VI.
(g)In case any provision in this Article VI shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.
(h)Nothing in this Article VI shall limit the power of the Company or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article VI.

Article VII.
Corporate Seal.
The corporate seal, circular in form, shall have inscribed thereon the name of the Company and the words “Corporate Seal--Delaware.”
Article VIII.
Record Dates.
The Board of Directors may close the stock transfer books of the Company for a period not exceeding sixty (60) days preceding the date of any meeting of the shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of shares, and in such case such shareholders, and only such shareholders as shall be shareholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights as the case may be, notwithstanding any transfer of any shares on the books of the Company after any such record date fixed as aforesaid; provided, further, that if no such date has been fixed by the Board of Directors then such date shall be (a) the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, for purposes of determining the shareholders entitled to notice of and to vote at a meeting of shareholders or (b) the close of business on the day on which the Board of Directors adopts the resolution relating to such action for such other purposes.
Article IX.
Stock.
Section 1.Certificates; Uncertificated Shares. The shares of stock of the Company shall be represented by certificates in such form as the appropriate officers of the Company may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Company shall be uncertificated shares. Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Any such resolution shall not apply to any share represented by a certificate theretofore issued until such certificate is surrendered to the Company. Share certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each such share or a statement that each such share is without par value, as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.
Section 2.Signatures on Certificates. Every share certificate shall be signed, in the name of the Company, by the Chair of the Board of Directors, the Chief Executive Officer, the President or a Vice President and countersigned, in the name of the Company, by the Corporate

Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer and shall be sealed with the Company’s corporate seal. Such signatures and seal may be facsimile, engraved or printed or by electronic signature as permitted under the DGCL. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require any or all certificates representing shares of stock to bear the signature or signatures of any of them. Where a certificate is signed (a) by a transfer agent or an assistant or co-transfer agent, (b) by a transfer clerk or (c) by a registrar or co-registrar, the signature thereon of any authorized signatory may be facsimile. Where a certificate is signed by a registrar or co-registrar, the signature of any transfer agent or assistant or co-transfer agent thereon may be by facsimile signature of the authorized signatory of such transfer agent or assistant or co-transfer agent. In case any officer or officers of the Company who have signed, or whose facsimile, engraved or printed signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company, such certificate or certificates may, nevertheless, be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile, engraved or printed signature or signatures have been used thereon had not ceased to be such officer or officers of the Company.
Section 3.Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. In case of loss, theft or destruction of any certificate representing shares of stock or other securities of the Company, another may be issued, or uncertificated shares may be issued, in its place upon satisfactory proof of such loss, theft or destruction and upon the giving of a satisfactory bond of indemnity to the Company and to the transfer agents, transfer clerks and registrars, if any, of such stock or other securities, as the case may be.
Section 4.Transfer of Shares. Subject to valid transfer restrictions and stop-transfer orders, upon surrender to the Company, or a transfer agent, transfer clerk or registrar of the Company, of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Company may issue a new certificate or new equivalent uncertificated shares, as the case may be, or in the case of uncertificated shares, upon request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Company shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, and record the transaction upon its books. In no event shall a transfer of shares affect the right of the Company to pay any dividend upon the stock to the holder of record thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Company.
Section 5.Registered Shareholders. The Company and its transfer agents, transfer clerks and registrars, if any, shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claims to, or interest in, such shares on the part of any other person and shall not be liable for any registration or transfer of shares which are registered, or to be registered, in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary, or nominee of a fiduciary, is committing a breach of trust in requesting such registration or transfer, or with knowledge of such facts that its participation therein amounts to bad faith.
Article X.
Fiscal Year.
Unless and until the Board of Directors shall otherwise determine, the fiscal year of the Company shall end on the Friday nearest December 31.
Article XI.
Amendments.
Subject to the Restated Certificate of Incorporation, these By-Laws may be made or altered in any respect in whole or in part by the affirmative vote of the holders of a majority of the shares entitled to vote thereon at any annual or special meeting of the shareholders, if notice of the proposed alteration or change to be made is properly brought before the meeting under these By-Laws. Subject to the Restated Certificate of Incorporation, these By-Laws may also be made or altered in any respect in whole or in part, by the affirmative vote of the majority of the directors then comprising the Board of Directors.
Article XII.
Exclusive Forum for Certain Actions.
(a)Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or the Restated Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
(b)Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the federal district courts of the United States; provided, however, that if the foregoing provisions of this subsection (b) are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) shall be the Court of Chancery of the State of Delaware.
(c)Notwithstanding anything to the contrary in these By-Laws, the foregoing provisions of this Article XII shall not apply to any claim seeking to enforce any liability, obligation or duty created by the Exchange Act or any rule or regulation promulgated thereunder (in each case, as amended from time to time) to the extent such application would be contrary to law.

(d)To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article XII.